Exhibit 99.1

MAA

Earnings Release

Supplemental Data | Fourth Quarter and Full Year 2022

www.maac.com

6265
CLUBHOUSE

TABLE OF CONTENTS
Earnings Release	3
Financial Highlights	8
Consolidated Statements of Operations/Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
Multifamily Same Store Portfolio NOI Contribution Percentage	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment Pipeline	S-8
2022 Acquisition Activity/2022 Disposition Activity	S-9
Debt and Debt Covenants as of December 31, 2022	S-9
2023 Guidance/Reconciliation of Net Income per Diluted Common Share to Core FFO and Core AFFO per Share for 2023 Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

EARNINGS RELEASE

MAA REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

GERMANTOWN, TN, February 1, 2023/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended December 31, 2022.

Fourth Quarter 2022 Operating Results	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Earnings per common share - diluted	$1.67	$1.60	$5.48	$4.61

Funds from operations (FFO) per Share - diluted	$2.12	$2.01	$8.20	$7.20

Core FFO per Share - diluted	$2.32	$1.90	$8.50	$7.01

A reconciliation of FFO and Core FFO to Net income available for MAA common shareholders, and discussion of the components of FFO and Core FFO, can be found later in this release. FFO per Share – diluted and Core FFO per Share – diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “We closed 2022 with better than expected results and carry good momentum into the new year. As the broader economy adjusts to a higher interest rate environment, we believe that MAA is well positioned to capture another year of solid performance from our existing portfolio. Supported by a strong balance sheet, the company is also in position to capture new growth opportunities that we believe are likely to emerge.”

Highlights

•
During the fourth quarter of 2022, MAA’s Same Store Portfolio produced increases in property revenues, operating expenses and Net Operating Income (NOI) of 13.6%, 7.9% and 16.8%, respectively, as compared to the same period in the prior year.
•
During the fourth quarter of 2022, MAA closed on the disposition of a 396-unit multifamily community in Maryland and a 288-unit multifamily community in the Austin, Texas market for combined gross proceeds of $157.7 million generating a gain on sale of depreciable real estate assets of $82.8 million.
•
As of the end of the fourth quarter of 2022, MAA had six communities under development, representing 2,310 units once complete, with a projected total cost of $728.7 million and an estimated $437.0 million remaining to be funded.
•
During the fourth quarter of 2022, MAA completed the construction of MAA Windmill Hill, a multifamily development community located in the Austin, Texas market and commenced development of multifamily communities MAA Breakwater located in the Tampa, Florida market and MAA Nixie located in the Raleigh/Durham, North Carolina market.
•
During the fourth quarter of 2022, MAA closed on the pre-purchase of a multifamily community located in the Charlotte, North Carolina market with development expected to begin in the second half of 2023.
•
As of the end of the fourth quarter of 2022, MAA had a recently completed development community and a recently acquired community in lease-up. One community is expected to stabilize in the second quarter of 2023 and one in the fourth quarter of 2023.
•
During the fourth quarter of 2022, MAA completed the lease-up of MAA Westglenn, located in the Denver, Colorado market, MAA Park Point, located in the Houston, Texas market and MAA Robinson located in the Orlando, Florida market.
•
MAA completed the redevelopment of 1,327 apartment homes during the fourth quarter of 2022, capturing average rental rate increases of approximately 10% above non-renovated units.
•
MAA’s balance sheet remains strong with a historically low Net Debt/Adjusted EBITDAre ratio of 3.71x and $1.3 billion of combined cash and available capacity under MAALP’s unsecured revolving credit facility as of December 31, 2022.
•
Subsequent to the end of the fourth quarter of 2022, MAA settled its forward sale agreements with respect to a total of 1.1 million shares of its common stock for net proceeds of approximately $204 million.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned by MAA and stabilized at the beginning of the previous year.

Same Store Portfolio results for the three and twelve months ended December 31, 2022 as compared to the same periods in the prior year are summarized below:

	Three months ended December 31, 2022 vs. 2021				Twelve months ended December 31, 2022 vs. 2021
	Revenues	Expenses (1)	NOI	Average Effective Rent per Unit	Revenues	Expenses (2)	NOI	Average Effective Rent per Unit
Same Store Operating Growth	13.6%	7.9%	16.8%	14.9%	13.5%	7.6%	17.1%	14.6%
(1)
Excludes $0.2 million in storm-related expenses related to hurricanes that are recorded in Non-Same Store operating expenses.
(2)
Excludes $1.8 million in storm-related expenses related to hurricanes that are recorded in Non-Same Store operating expenses.

A reconciliation of NOI, including Same Store NOI, to Net income available for MAA common shareholders, and discussion of the components of NOI, can be found later in this release.

Same Store Portfolio operating statistics for the three and twelve months ended December 31, 2022 are summarized below:

	Three months ended December 31, 2022		Twelve months ended December 31, 2022		December 31, 2022
	Average Effective Rent per Unit	Average Physical Occupancy	Average Effective Rent per Unit	Average Physical Occupancy	Resident Turnover
Same Store Operating Statistics	$1,646	95.6%	$1,565	95.7%	46.1%

Same Store Portfolio lease pricing for leases effective during the fourth quarter of 2022, as compared to the prior lease, increased 2.2% for leases to new move-in residents, reflecting typically slower seasonal leasing volumes, and increased 10.1% for renewing leases, which produced an increase of 5.7% for both new and renewing leases on a blended basis. The rent-to-resident-income relationship for new leases signed during the fourth quarter of 2022 remained consistent with recent trends in the range of 22%.

Same Store Portfolio lease pricing for leases effective during the year ended December 31, 2022, as compared to the prior lease, increased 13.0% for leases to new move-in residents and increased 14.8% for renewing leases, which produced an increase of 13.9% for both new and renewing leases on a blended basis.

Acquisition and Disposition Activity

During the fourth quarter of 2022, MAA closed on the pre-purchase of a multifamily community, Alta 10th, located in the Charlotte, North Carolina market. The community will be developed through a joint venture with a local developer. Approximately $10 million has been funded as of December 31, 2022, primarily related to land, with development expected to begin in the second half of 2023. During the fourth quarter of 2022, MAA also acquired a six acre land parcel in the Raleigh, North Carolina market for approximately $9 million and started development of MAA Nixie on the property. MAA expects to begin multifamily development projects on four to six land parcels currently owned or under contract over the next 18 to 24 months.

During the fourth quarter of 2022, MAA closed on the disposition of a 396-unit multifamily community in Maryland and a 288-unit multifamily community in the Austin, Texas market for combined gross proceeds of $157.7 million, resulting in a combined gain on the sale of depreciable real estate assets of $82.8 million.

Development and Lease-up Activity

A summary of MAA’s development communities under construction as of the end of the fourth quarter of 2022 is set forth below (dollars in thousands):

	Units as of			Development Costs as of			Expected Project
Total	December 31, 2022			December 31, 2022			Completions By Year
Development				Expected	Spend	Expected
Projects	Total	Delivered	Leased	Total	to Date	Remaining	2023	2024	2025
6	2,310	—	—	$728,700	$291,699	$437,001	2	2	2

The expected average stabilized NOI yield on these communities is 5.6%. During the fourth quarter of 2022, MAA funded $67.0 million of costs for current and planned projects, including predevelopment activities.

A summary of the total units, cost and the average physical occupancy of MAA’s lease-up communities as of the end of the fourth quarter of 2022 is set forth below (dollars in thousands):

Total	As of December 31, 2022
Lease-Up	Total	Physical	Spend
Projects (1)	Units	Occupancy	to Date
2	694	74.6%	$198,128
(1)
Both lease-up projects are expected to stabilize in 2023.

Property Redevelopment and Repositioning Activity

A summary of MAA’s interior redevelopment program and Smart Home technology initiative as of the end of the fourth quarter of 2022 is set forth below:

	As of December 31, 2022
	Units	Units	Average Cost	Increase in Average
	Completed	Completed	per Unit	Effective Rent per Unit
	QTD	YTD	YTD	YTD
Redevelopment	1,327	6,574	$6,109	$133

Smart Home	2,921	24,029	$1,535	$25	(1)
(1)
Projected increase upon lease renewal, opt in or unit turnover.

As of December 31, 2022, MAA had completed installation of the Smart Home technology (unit entry locks, mobile control of lights and thermostat and leak monitoring) in over 71,000 units across its apartment community portfolio since the initiative began during the first quarter of 2019.

During the fourth quarter of 2022, MAA continued its property repositioning program to upgrade and reposition the amenity and common areas at select apartment communities. The program includes targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8%. During the year ended December 31, 2022, work continued on properties selected for this program in 2021. For the year ended December 31, 2022, MAA spent $19.3 million on this program capturing yields on cost averaging approximately 17% between completed projects and those current projects where properties have begun repricing units to higher rents.

Capital Expenditures

A summary of MAA’s capital expenditures and Funds Available for Distribution (FAD) for the three and twelve months ended December 31, 2022 and 2021 is set forth below (dollars in millions, except per Share data):

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Core FFO	$274.7	$225.2	$1,008.2	$830.6
Recurring capital expenditures	(13.9)	(19.3)	(98.2)	(81.1)
Core adjusted FFO (Core AFFO)	260.8	205.9	910.0	749.5
Redevelopment, revenue enhancing, commercial and other capital expenditures	(61.9)	(39.1)	(194.9)	(154.0)
FAD	$198.9	$166.8	$715.1	$595.5

Core FFO per Share - diluted	$2.32	$1.90	$8.50	$7.01
Core AFFO per Share - diluted	$2.20	$1.74	$7.67	$6.32

A reconciliation of FFO, Core FFO, Core AFFO and FAD to Net income available for MAA common shareholders, and discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Balance Sheet and Financing Activities

As of December 31, 2022, MAA had $1.3 billion of combined cash and available capacity under MAALP’s unsecured revolving credit facility.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the fourth quarter of 2022 were $148.3 million, as compared to $121.5 million for the same period in the prior year.

In January 2023, MAA physically settled its two forward sale agreements with respect to a total of 1.1 million shares of its common stock and received net proceeds of approximately $204 million.

Balance sheet highlights as of December 31, 2022 are summarized below (dollars in billions):

Total debt to adjusted total assets (1)	Net Debt/Adjusted EBITDAre (2)	Total debt outstanding	Average effective interest rate	Fixed rate debt as a % of total debt	Total debt average years to maturity
28.4%	3.71x	$4.4	3.4%	99.5%	7.9
(1)
As defined in the covenants for the bonds issued by MAALP.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period ended December 31, 2022.

A reconciliation of Net Debt to Unsecured notes payable and Secured notes payable and a reconciliation of Adjusted EBITDAre to Net income, along with discussion of the components of Net Debt and Adjusted EBITDAre, can be found later in this release.

ESG

As of the end of 2022, MAA’s corporate initiatives have led to significant progress in key social and environmental performance areas. We have achieved a 21.9% reduction in energy use intensity and a 30.8% reduction in GHG emissions intensity from our 2018 baseline, meeting our goal seven years before our original 2028 target, and we believe we are on track to achieve the same in indoor water use intensity. Additionally, we have updated 35% of our portfolio to maximize energy efficiency and now have 25 green-certified communities, with more in the pipeline.

We also have a number of community engagement efforts underway and have reported our progress through our annual Corporate Sustainability Report, CDP disclosure, and GRESB assessment, the latter of which we have now improved year over year since our first submission in 2020. We will continue to focus on deepening engagement, establishing new targets, and building an integrated pathway for ESG, which is an integral component of our continued resiliency and creates a positive impact for our residents, associates, and investors.

116th Consecutive Quarterly Common Dividend Declared

MAA declared its 116th consecutive quarterly common dividend, which was paid on January 31, 2023 to holders of record on January 13, 2023. The current annual dividend rate is $5.60 per common share, an increase of 12% from the immediately prior rate. The timing and amount of future dividends will depend on actual cash flows from operations, MAA’s financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and other factors as MAA’s Board of Directors deems relevant. MAA’s Board of Directors may modify the dividend policy from time to time.

2023 Earnings and Same Store Portfolio Guidance

MAA is providing initial 2023 guidance for Net income per diluted common share, Core FFO per Share and Core AFFO per Share, along with its expectations for growth of Property revenue, Property operating expense and NOI for the Same Store Portfolio in 2023. MAA expects to update its 2023 Net income per diluted common share, Core FFO per Share and Core AFFO per Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP financial measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP financial measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

2023 Guidance
Earnings:	Full Year 2023
Earnings per common share - diluted	$5.97 to $6.37
Core FFO per Share - diluted	$8.88 to $9.28
Core AFFO per Share - diluted	$7.96 to $8.36

MAA Same Store Portfolio:
Property revenue growth	5.25% to 7.25%
Property operating expense growth	5.15% to 7.15%
NOI growth	5.30% to 7.30%

MAA expects Core FFO for the first quarter of 2023 to be in the range of $2.14 to $2.30 per Share, or $2.22 per Share at the midpoint. MAA does not forecast Net income per diluted common share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Additional details and guidance items are provided in the Supplemental Data to this release.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on February 2, 2023, at 9:00 AM Central Time. The conference call-in number is 877-830-2598. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of December 31, 2022, MAA had ownership interest in 101,986 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “proforma,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•
inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•
exposure to risks inherent in investments in a single industry and sector;
•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
•
failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•
unexpected capital needs;
•
material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors;
•
inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•
ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•
level and volatility of interest or capitalization rates or capital market conditions;
•
the effect of any rating agency actions on the cost and availability of new debt financing;
•
significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;
•
ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•
inability to attract and retain qualified personnel;
•
cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•
potential liability for environmental contamination;
•
changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations;
•
extreme weather and natural disasters;
•
disease outbreaks and other public health events, such as the COVID-19 pandemic, and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events;
•
impact of climate change on our properties or operations;
•
legal proceedings or class action lawsuits;
•
impact of reputational harm caused by negative press or social media postings of our actions or policies, whether or not warranted;
•
compliance costs associated with numerous federal, state and local laws and regulations; and
•
other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Rental and other property revenues	$527,965	$463,575	$2,019,866	$1,778,082

Net income available for MAA common shareholders	$192,699	$184,719	$633,748	$530,103

Total NOI (1)	$346,791	$296,477	$1,296,172	$1,106,917

Earnings per common share: (2)
Basic	$1.67	$1.60	$5.49	$4.62
Diluted	$1.67	$1.60	$5.48	$4.61

Funds from operations per Share - diluted: (2)
FFO (1)	$2.12	$2.01	$8.20	$7.20
Core FFO (1)	$2.32	$1.90	$8.50	$7.01
Core AFFO (1)	$2.20	$1.74	$7.67	$6.32

Dividends declared per common share	$1.4000	$1.0875	$4.9875	$4.1625

Dividends/Core FFO (diluted) payout ratio	60.3%	57.2%	58.7%	59.4%
Dividends/Core AFFO (diluted) payout ratio	63.6%	62.5%	65.0%	65.9%

Consolidated interest expense	$38,084	$39,108	$154,747	$156,881
Mark-to-market debt adjustment	13	(36)	(77)	(270)
Debt discount and debt issuance cost amortization	(1,528)	(1,474)	(5,985)	(5,383)
Capitalized interest	2,582	1,939	8,728	9,720
Total interest incurred	$39,151	$39,537	$157,413	$160,948

Amortization of principal on notes payable	$358	$337	$1,401	$1,516
(1)
A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	December 31, 2022	December 31, 2021
Gross Assets (1)	$15,543,912	$15,133,343
Gross Real Estate Assets (1)	$15,336,793	$14,865,818
Total debt	$4,414,903	$4,516,690
Common shares and units outstanding	118,645,269	118,542,994
Share price	$156.99	$229.44
Book equity value	$6,210,419	$6,184,092
Market equity value	$18,626,121	$27,198,505
Net Debt/Adjusted EBITDAre (2)	3.71x	4.39x
(1)
A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with discussion of their components, can be found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) Net Debt to Unsecured notes payable and Secured notes payable; and (ii) EBITDA, EBITDAre and Adjusted EBITDAre to Net income.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data (Unaudited)	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Revenues:
Rental and other property revenues	$527,965	$463,575	$2,019,866	$1,778,082
Expenses:
Operating expenses, excluding real estate taxes and insurance	106,594	100,164	435,108	404,288
Real estate taxes and insurance	74,580	66,934	288,586	266,877
Depreciation and amortization	138,237	135,495	542,998	533,433
Total property operating expenses	319,411	302,593	1,266,692	1,204,598
Property management expenses	17,034	15,210	65,463	55,732
General and administrative expenses	14,742	14,121	58,833	52,884
Interest expense	38,084	39,108	154,747	156,881
Gain on sale of depreciable real estate assets	(82,799)	(85,913)	(214,762)	(220,428)
Gain on sale of non-depreciable real estate assets	—	(609)	(809)	(811)
Other non-operating expense (income)	23,465	(19,345)	42,713	(33,902)
Income before income tax expense	198,028	198,410	646,989	563,128
Income tax benefit (expense)	458	(7,790)	6,208	(13,637)
Income from continuing operations before real estate joint venture activity	198,486	190,620	653,197	549,491
Income from real estate joint venture	450	296	1,579	1,211
Net income	198,936	190,916	654,776	550,702
Net income attributable to noncontrolling interests	5,315	5,275	17,340	16,911
Net income available for shareholders	193,621	185,641	637,436	533,791
Dividends to MAA Series I preferred shareholders	922	922	3,688	3,688
Net income available for MAA common shareholders	$192,699	$184,719	$633,748	$530,103

Earnings per common share - basic:
Net income available for common shareholders	$1.67	$1.60	$5.49	$4.62

Earnings per common share - diluted:
Net income available for common shareholders	$1.67	$1.60	$5.48	$4.61

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net Income Shares (1)
Weighted average common shares - basic	115,398	115,158	115,344	114,717
Effect of dilutive securities	251	458	239	322
Weighted average common shares - diluted	115,649	115,616	115,583	115,039
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,568	118,433	118,538	118,400
Weighted average common shares and units - diluted	118,646	118,637	118,618	118,519
Period End Shares And Units
Common shares at December 31,	115,480	115,337	115,480	115,337
Operating Partnership units at December 31,	3,165	3,206	3,165	3,206
Total common shares and units at December 31,	118,645	118,543	118,645	118,543
(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA’s Annual Report on Form 10-K for the year ended December 31, 2022, expected to be filed with the SEC on or about February 16, 2023.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands (Unaudited)
	December 31, 2022	December 31, 2021
Assets
Real estate assets:
Land	$2,008,364	$1,977,813
Buildings and improvements and other	12,841,947	12,454,439
Development and capital improvements in progress	332,035	247,970
	15,182,346	14,680,222
Less: Accumulated depreciation	(4,302,747)	(3,848,161)
	10,879,599	10,832,061
Undeveloped land	64,312	24,015
Investment in real estate joint venture	42,290	42,827
Real estate assets, net	10,986,201	10,898,903

Cash and cash equivalents	38,659	54,302
Restricted cash	22,412	76,296
Other assets	193,893	255,681
Total assets	11,241,165	11,285,182

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,050,910	$4,151,375
Secured notes payable	363,993	365,315
Accrued expenses and other liabilities	615,843	584,400
Total liabilities	5,030,746	5,101,090

Redeemable common stock	20,671	30,185

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,152	1,151
Additional paid-in capital	7,202,834	7,230,956
Accumulated distributions in excess of net income	(1,188,854)	(1,255,807)
Accumulated other comprehensive loss	(10,052)	(11,132)
Total MAA shareholders’ equity	6,005,089	5,965,177
Noncontrolling interests - Operating Partnership units	163,595	165,116
Total Company’s shareholders’ equity	6,168,684	6,130,293
Noncontrolling interests - consolidated real estate entities	21,064	23,614
Total equity	6,189,748	6,153,907
Total liabilities and equity	$11,241,165	$11,285,182

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net income available for MAA common shareholders	$192,699	$184,719	$633,748	$530,103
Depreciation and amortization of real estate assets	136,469	133,634	535,835	526,220
Gain on sale of depreciable real estate assets	(82,799)	(85,913)	(214,762)	(220,428)
Depreciation and amortization of real estate assets of real estate joint venture	155	153	621	616
Net income attributable to noncontrolling interests	5,315	5,275	17,340	16,911
FFO attributable to the Company	251,839	237,868	972,782	853,422
Loss on embedded derivative in preferred shares (1)	10,743	16,052	21,107	4,560
Gain on sale of non-depreciable real estate assets	—	(609)	(809)	(811)
Loss (gain) on investments, net of tax (1)(2)	4,786	(26,644)	35,822	(40,875)
Casualty related (recoveries) charges, net (3)	(759)	(480)	(29,930)	1,524
Loss on debt extinguishment (1)	—	—	47	13,391
Legal costs and settlements, net (1)	8,000	(1,451)	8,535	(2,167)
COVID-19 related costs (1)	73	390	575	1,301
Mark-to-market debt adjustment (4)	(13)	36	77	270
Core FFO	274,669	225,162	1,008,206	830,615
Recurring capital expenditures	(13,825)	(19,297)	(98,168)	(81,106)
Core AFFO	260,844	205,865	910,038	749,509
Redevelopment capital expenditures	(23,755)	(15,835)	(101,035)	(85,467)
Revenue enhancing capital expenditures	(26,472)	(13,645)	(65,572)	(43,133)
Commercial capital expenditures	(1,938)	(1,539)	(4,692)	(3,842)
Other capital expenditures (5)	(9,822)	(8,086)	(23,595)	(21,561)
FAD	$198,857	$166,760	$715,144	$595,506

Dividends and distributions paid	$148,306	$121,505	$554,532	$485,898

Weighted average common shares - diluted	115,649	115,616	115,583	115,039
FFO weighted average common shares and units - diluted	118,646	118,637	118,618	118,519

Earnings per common share - diluted:
Net income available for common shareholders	$1.67	$1.60	$5.48	$4.61

FFO per Share - diluted	$2.12	$2.01	$8.20	$7.20
Core FFO per Share - diluted	$2.32	$1.90	$8.50	$7.01
Core AFFO per Share - diluted	$2.20	$1.74	$7.67	$6.32
(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
For the three and twelve months ended December 31, 2022, loss (gain) on investments are presented net of tax benefit of $1.3 million and $9.5 million, respectively. For the three and twelve months ended December 31, 2021, loss (gain) on investments are presented net of tax expense of $7.1 million and $10.8 million, respectively.
(3)
For the three and twelve months ended December 31, 2022, MAA incurred $5.8 million in casualty losses related to winter storm Elliot (primarily building repairs, landscaping and asset write-offs). During the year ended December 31, 2021, MAA incurred $26.0 million in casualty losses related to winter storm Uri. The majority of the storm costs are expected to be or have been reimbursed through insurance coverage. An insurance recovery was recognized in Other non-operating expense (income) in the amount of the recognized losses that MAA expects to recover. Additional costs related to the storms that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, including the receipt of insurance proceeds that exceeded its recorded casualty losses from winter storm Uri, are reflected in Casualty related (recoveries) charges, net. For the three and twelve months ended December 31, 2022, MAA recognized a gain of $1.4 million and $29.0 million, respectively, from the receipt of insurance proceeds that exceeded its casualty losses related to winter storm Uri. These adjustments are primarily included in Other non-operating expense (income).
(4)
Included in Interest expense in the Consolidated Statements of Operations.
(5)
For the three and twelve months ended December 31, 2022, $1.1 million and $3.1 million, respectively, of corporate related capital expenditures are excluded from other capital expenditures. For the three and twelve months ended December 31, 2021, $12.7 million and $44.5 million, respectively, of reconstruction-related capital expenditures relating to winter storm Uri and corporate related capital expenditures are excluded from other capital expenditures. The capital expenditures relating to winter storm Uri have been reimbursed through insurance coverage.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Operating Income
Same Store NOI	$332,199	$315,616	$284,425	$1,242,695	$1,061,572
Non-Same Store and Other NOI	14,592	13,744	12,052	53,477	45,345
Total NOI	346,791	329,360	296,477	1,296,172	1,106,917
Depreciation and amortization	(138,237)	(136,879)	(135,495)	(542,998)	(533,433)
Property management expenses	(17,034)	(16,262)	(15,210)	(65,463)	(55,732)
General and administrative expenses	(14,742)	(12,188)	(14,121)	(58,833)	(52,884)
Interest expense	(38,084)	(38,637)	(39,108)	(154,747)	(156,881)
Gain (loss) on sale of depreciable real estate assets	82,799	(1)	85,913	214,762	220,428
Gain on sale of non-depreciable real estate assets	—	431	609	809	811
Other non-operating (expense) income	(23,465)	(1,718)	19,345	(42,713)	33,902
Income tax benefit (expense)	458	1,256	(7,790)	6,208	(13,637)
Income from real estate joint venture	450	341	296	1,579	1,211
Net income attributable to noncontrolling interests	(5,315)	(3,392)	(5,275)	(17,340)	(16,911)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(3,688)	(3,688)
Net income available for MAA common shareholders	$192,699	$121,389	$184,719	$633,748	$530,103

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$198,936	$190,916	$654,776	$550,702
Depreciation and amortization	138,237	135,495	542,998	533,433
Interest expense	38,084	39,108	154,747	156,881
Income tax (benefit) expense	(458)	7,790	(6,208)	13,637
EBITDA	374,799	373,309	1,346,313	1,254,653
Gain on sale of depreciable real estate assets	(82,799)	(85,913)	(214,762)	(220,428)
Adjustments to reflect the Company’s share of EBITDAre of unconsolidated affiliates	338	338	1,357	1,352
EBITDAre	292,338	287,734	1,132,908	1,035,577
Loss on embedded derivative in preferred shares (1)	10,743	16,052	21,107	4,560
Gain on sale of non-depreciable real estate assets	—	(609)	(809)	(811)
Loss (gain) on investments (1)	6,068	(33,713)	45,357	(51,714)
Casualty related (recoveries) charges, net (2)	(759)	(480)	(29,930)	1,524
Loss on debt extinguishment (1)	—	—	47	13,391
Legal costs and settlements, net (1)	8,000	(1,451)	8,535	(2,167)
COVID-19 related costs (1)	73	390	575	1,301
Adjusted EBITDAre	$316,463	$267,923	$1,177,790	$1,001,661
(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
For the three and twelve months ended December 31, 2022, MAA incurred $5.8 million in casualty losses related to winter storm Elliot (primarily building repairs, landscaping and asset write-offs). During the year ended December 31, 2021, MAA incurred $26.0 million in casualty losses related to winter storm Uri. The majority of the storm costs are expected to be or have been reimbursed through insurance coverage. An insurance recovery was recognized in Other non-operating expense (income) in the amount of the recognized losses that MAA expects to recover. Additional costs related to the storms that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, including the receipt of insurance proceeds that exceeded its recorded casualty losses from winter storm Uri, are reflected in Casualty related (recoveries) charges, net. For the three and twelve months ended December 31, 2022, MAA recognized a gain of $1.4 million and $29.0 million, respectively, from the receipt of insurance proceeds that exceeded its casualty losses related to winter storm Uri. These adjustments are primarily included in Other non-operating expense (income).

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	December 31, 2022	December 31, 2021
Unsecured notes payable	$4,050,910	$4,151,375
Secured notes payable	363,993	365,315
Total debt	4,414,903	4,516,690
Cash and cash equivalents	(38,659)	(54,302)
1031(b) exchange proceeds included in Restricted cash (1)	(9,186)	(64,452)
Net Debt	$4,367,058	$4,397,936
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	December 31, 2022	December 31, 2021
Total assets	$11,241,165	$11,285,182
Accumulated depreciation	4,302,747	3,848,161
Gross Assets	$15,543,912	$15,133,343

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	December 31, 2022	December 31, 2021
Real estate assets, net	$10,986,201	$10,898,903
Accumulated depreciation	4,302,747	3,848,161
Cash and cash equivalents	38,659	54,302
1031(b) exchange proceeds included in Restricted cash (1)	9,186	64,452
Gross Real Estate Assets	$15,336,793	$14,865,818
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, casualty related (recoveries) charges, net, gain or loss on debt extinguishment, legal costs and settlements, net and COVID-19 related costs. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, net of tax, casualty related (recoveries) charges, net, gain or loss on debt extinguishment, legal costs and settlements, net, COVID-19 related costs, mark-to-market debt adjustments and other non-core items. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable asset sales and adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending, property acquisitions, capital expenditures relating to significant casualty losses that management expects to be reimbursed by insurance proceeds and corporate related capital expenditures. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gain or loss on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (Continued)

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI includes all storm-related expenses related to hurricanes. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI excludes storm-related expenses related to hurricanes. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been disposed of or identified for disposition, communities that have experienced a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Resident Turnover

Resident turnover represents resident move outs excluding transfers within the Same Store Portfolio as a percentage of expiring leases on a rolling twelve month basis as of the end of the reported quarter.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have experienced a significant casualty loss are also excluded from the Same Store Portfolio.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com